EXHIBIT 99.1

FOR IMMEDIATE RELEASE
For More Information Contact:

Richard Gomberg
Vice President & CFO, iVOW, Inc.
(858) 703-2820

iVOW IN COMPLIANCE WITH NASDAQ AUDIT COMMITTEE REQUIREMENTS

SAN DIEGO, CALIFORNIA, October 2, 2006 – iVOW, Inc. (NASDAQ: IVOW), a provider of disease management services for the treatment of chronic and morbid obesity, today announced that the Company’s Board of Directors has appointed George DeHuff to the Board of Directors’ Audit Committee.  On Thursday, September 28, 2006, Nasdaq notified the Company that it was not in compliance with Nasdaq’s audit committee requirements as set forth in Marketplace Rule 4350, with the resignation of James D. Durham from the Board of Directors.  The Board of Directors met on Friday, September 29, 2006, and appointed Mr. DeHuff to fill the position on the Audit Committee left open by Mr. Durham’s resignation.  On Friday, September 29, 2006, Nasdaq notified the Company that it is again in compliance with Marketplace Rule 4350 and the matter is closed.

About iVOW, Inc.

Our business is focused exclusively on the disease state management of chronic and morbid obesity. We provide program management, operational consulting and clinical training services to physicians and hospitals involved in the medical and surgical treatment of morbidly obese patients. We also provide specialized vitamins to patients who have undergone obesity surgery.  Our corporate website is www.ivow.com; information on our nutritional supplements for post-surgical gastric bypass patients may be found on www.vistavitamins.com.  iVOW is the new corporate name of Vista Medical Technologies, Inc.  iVOW is traded on the NASDAQ Capital Market under the stock symbol IVOW.

Forward Looking Statements

This news release may contain forward-looking statements concerning the business and products of iVOW, Inc.  Actual results may differ materially depending on a number of risk factors inherent in our business which are described in iVOW’s Securities and Exchange Commission filings which are available at www.sec.gov.   iVOW undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.